UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 15, 2005

AMERICAN BANK NOTE HOLOGRAPHICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-14227	13-3317668
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2 Applegate Drive, Robbinsville, NJ	08691
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:    (609) 632-0800

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01               Entry into a Material Definitive Agreement.

                In order to prevent the imposition of adverse tax consequences under Section 409A of the Internal Revenue Code of 1986, as amended, on Mark J. Bonney, the Executive Vice President and Chief Financial Officer of American Bank Note Holographics, Inc. (the “Company”) resulting from the prior amendment of options to purchase an aggregate of 30,000 shares of the Company’s common stock granted to Mr. Bonney on February 19, 2003 and January 7, 2005 in conjunction with his prior service as a member of the Board of Directors of the Company, on December 15, 2005 the Compensation Committee of the Board of Directors approved and the Company’s Board of Directors ratified (i) the cancellation of a portion of such options (representing 15,000 shares at an exercise price of $.78 per share and 1,666 shares at an exercise price of $2.95 per share) in exchange for (1) a cash payment of approximately $91,000 to Mr. Bonney, which amount represents the difference between the aggregate fair market value on December 15, 2005 of the shares of the Company’s common stock subject to the cancelled options, being $6.45 per share, and the aggregate exercise price of the cancelled options, subject to applicable withholdings, and (2) the grant of new fully vested options to purchase an additional 16,666 shares of the Company’s common stock at an exercise price of $6.45 per share, the fair market value on the date of the grant; and (ii) the amendment of the un-cancelled portion of such options (representing 13,334 shares) to provide that such options may only be exercised, if at all, during the period commencing on the date on which such options first become vested and ending on the fifteenth day of the third month of the calendar year following the year in which they first become vested and, to the extent not exercised during such period, shall thereupon terminate.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN BANK NOTE HOLOGRAPHICS, INC.

Date: December 21, 2005	By:	/s/ Kenneth H. Traub
Kenneth H. Traub
President and Chief Executive Officer